                                                                   Exhibit 10.11

                                ___________, 200_

[Name and Title]
Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618-3616

Dear ________________________:

            Broadcom Corporation considers it essential to its best interests and those of its shareholders that you be encouraged to remain with the company and continue to devote full attention to Broadcom's business notwithstanding the possibility that your employment with Broadcom might end in connection with or following a "Change of Control" or the assumption of duties on a full-time basis by a new Chief Executive Officer of Broadcom (either, an "Event"). Accordingly, the Compensation Committee of Broadcom has decided to make you eligible for the benefits of the special retention program (the "Program") described in this letter. Capitalized terms not defined in this letter are defined in the Appendix attached hereto, which is hereby incorporated as though set forth in full herein.

            The initial term of the Program shall commence on the date hereof and shall continue until August 19, 2007 (such initial term together with any extensions thereof, the "Term"). On each anniversary of the effective date of the Program, the Term shall, without any action by Broadcom or the Compensation Committee of its Board of Directors, automatically be extended for one (1) additional year unless, before the date of any anniversary, the Compensation Committee of Broadcom's Board of Directors, by a majority vote, expressly determines that the automatic extension for such year shall not apply.

            Employment with Broadcom is at-will. Broadcom may terminate your employment with or without "Cause" or in the event of your "Disability." You may terminate your employment with or without "Good Reason," and your employment automatically terminates upon your death. Any termination of your employment by Broadcom or you during the Term (or, if it extends beyond the Term, during the nine (9) months following an Event) shall be communicated by a "Notice of Termination."

            If, during the Term, an Event occurs, and within nine (9) months after such Event, Broadcom terminates your employment other than for Cause or Disability, or you terminate your employment for Good Reason, Broadcom agrees to make the payments and provide the benefits described below, provided that you have been and are employed on a full-time basis by Broadcom:

            (1) Salary Continuation. Broadcom shall continue to pay your base salary for a period of one (1) year following the "Date of Termination" (using your then current rate of base salary).

            (2) Options and other Equity Awards. Notwithstanding any less favorable terms of any stock option agreement or plan, any outstanding options to purchase shares of Broadcom's common stock or other equity awards granted to you by Broadcom shall, (i) immediately on the Date of Termination, vest as if you had completed an additional twenty-four (24) months of employment after the Date of Termination, and (ii) be exercisable for no less than twenty-four (24) months after the Date of Termination (or if earlier, the date the option or other equity award would have expired had you remained employed by Broadcom during the entire 24 month period). You hereby acknowledge and agree that to the extent any of your outstanding options are incentive stock options under the federal tax laws, those options may immediately be converted into non-statutory options, if they have an exercise price per share below the closing selling price per share of Broadcom's Class A common stock as reported on the NASDAQ National Market on the date of this letter. In addition, any incentive stock options which you currently hold with an exercise price equal to or in excess of the closing selling price per share of Broadcom's Class A common stock on the date of this letter will be deemed to be regranted on this date and may immediately lose in whole or in part their status as incentive stock options under the federal tax laws.

            (3) Accrued Salary and Bonus. Broadcom shall pay your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus a pro-rata share of any cash bonus with respect to any period used for calculating bonuses that had been partially completed by you as of the Date of Termination (calculated as if you satisfied the performance criteria (if any) used to calculate such cash bonuses). Such pro-rata share shall equal the fraction of the period for calculating such cash bonuses which preceded the Date of Termination and shall be reduced dollar-for-dollar by any related bonus payments previously made to you for any portion of your service during the same period.

            (4) Vacation and Deferred Compensation. Broadcom shall, upon your Date of Termination, pay you a lump sum amount equal to your accrued vacation pay and, to the extent permissible under applicable law, any compensation previously deferred by you (together with any accrued earnings or interest thereon), in each case to the extent not theretofore paid. Any deferred compensation which cannot in accordance with applicable law be paid to you on your Date of Termination shall be paid at such time and in such manner as set forth in the applicable plan or agreement governing the payment of that compensation. The amounts referred to in this Subsection (4) and Subsection (3) above shall be referred to collectively as "Accrued Obligations").

            (5) Benefit Continuation. For one (1) year after your Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, Broadcom shall continue to provide welfare benefits (including, without limitation, health, life and disability insurance), fringe benefits, and other perquisites to you and your family at least equal to those which would have been provided to them if your employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of Broadcom and its affiliated companies applicable generally to other peer executives of Broadcom and their families immediately preceding the Date of Termination; provided, however, that if you become reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits otherwise payable to you hereunder shall be reduced dollar-for-dollar by the benefits provided under such other plan during such applicable period of eligibility. Following the one-year period of continued benefits referred to in this subsection, you and your family shall be given the right to elect to continue benefits in all group medical plans for an additional period of two (2) years, subject to your payment of the employee portion of the premium for such coverage at the rate generally applicable to other peer executives of Broadcom whose employment with Broadcom has not terminated. The medical coverage provided pursuant to this Subsection (5) shall satisfy Broadcom's obligation to provide continued coverage under Section 601 of the Employee Retirement Income Security Act (commonly called "COBRA continuation"). At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by Broadcom and relating specifically to you, and you will retain any conversion or continued participation rights that you may have under any insurance policies applicable to you. In the event that your participation in any of the plans, programs, practices or policies of Broadcom referred to in this subsection is barred by the terms of such plans, programs, practices or policies, Broadcom shall provide you with benefits substantially similar to those to which you would be entitled as a participant in such plans, programs, practices or policies. Notwithstanding the foregoing, in no event shall you be allowed to participate in the Broadcom Employee Stock Purchase Plan or the 401(k) Savings Plan following your Date of Termination or to receive any substitute benefits hereunder in replacement of those particular benefits, but you shall be paid the full value of any benefits accrued under such plans prior to the Date of Termination.

            (6) Other Benefits. To the extent not theretofore paid or provided, Broadcom shall timely pay or provide to you any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy, practice, contract or agreement of Broadcom and its affiliated companies, including but not limited to any benefits payable to you under a plan, policy, practice, etc., referred to in
      Section 8 of the Appendix (all such other amounts and benefits being hereinafter referred to as "Other Benefits"), in accordance with the terms of such plan, program, policy, practice, contract or agreement.

      In the event that any payments or benefits to which you become entitled in accordance with the provisions of this letter would otherwise constitute a parachute payment under Section 280G of the U.S. Internal Revenue Code, then such payments and benefits will be subject to reduction to the extent necessary to assure that you receive only the greater of (i) the amount of those payments or benefits which would not constitute such a parachute payment or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments and benefits provided to you under this letter (or on any other benefits to which you may be entitled in connection with a Change in Control or ownership of Broadcom or the subsequent termination of your employment with Broadcom) under Section 4999 of the U.S. Internal Revenue Code. To the extent any such reduction is required, the dollar amount of your salary continuation payments under Subsection (1) will be reduced first, then the number of options or other equity awards to be modified pursuant to

Subsection (2) shall be reduced in such order as shall be agreed upon by the Compensation Committee of Broadcom and you, and then finally your remaining benefits will be reduced.

            If, during the Term, your employment is terminated by reason of your death, your Disability, or for Cause, or you terminate your employment without Good Reason, your participation in the "Program" shall terminate without further obligations to you or your legal representatives under the Program, other than for timely payment of Accrued Obligations and payment or provision of Other Benefits; provided, however, that in the event your employment is terminated during the Term by reason of your death or Disability, then notwithstanding any less favorable terms in any stock option or other equity award agreement or plan or this Program, any unvested portion of any stock options or equity awards granted to you by Broadcom on or after the date of this letter shall immediately vest in full on the Date of Termination.

            To acknowledge your participation in the Program and your understanding of its terms and conditions, please sign and return the enclosed copy of this letter.

                              Broadcom Corporation


                              By:
                                 -------------------------



                              ----------------------------
                                    [Name of Executive]

                                    APPENDIX
                                       to
                                RETENTION PROGRAM


            This appendix sets forth terms and conditions of the Retention Program ("Program") of Broadcom Corporation (together with any successor thereto, "Broadcom") applicable to certain key executives. This Appendix is to be construed in conjunction with, and is made a part of, the letter announcing your participation in the Program. Eligibility for the Program is limited to executives who execute a letter (such as this one) evidencing their eligibility. Defined terms apply both to the letter and this appendix.


            1. Change of Control. For purposes of the Program, a "Change of Control" shall mean a change in ownership or control of Broadcom effected through any of the following transactions or a series of such transactions: (a) a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; (b) a shareholder-approved sale, transfer or other disposition of all or substantially all of Broadcom's assets in complete liquidation or dissolution of Broadcom; (c) the acquisition, directly or indirectly, by any person or related group of persons (other than Broadcom or a person that directly or indirectly controls, is controlled by, or is under common control with, Broadcom), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended ("the 1934 Act")) of securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom's outstanding securities pursuant to a tender or exchange offer made directly to Broadcom's shareholders; or (d) a change in the composition of the Broadcom Board of Directors (the "Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of those Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

            2. Cause. Broadcom may terminate your employment for Cause. As used herein, "Cause" shall mean the reasonable and good faith determination by a majority of Broadcom's Board of Directors that any of the following events or contingencies exists or has occurred:

                  (i) You materially breached a fiduciary duty to Broadcom,
            materially breached any of the provisions of the Confidentiality and Invention Assignment Agreement between you and Broadcom, or materially breached any of the terms of or policies in Broadcom's Code of Ethics and Corporate Conduct;

                  (ii) You are convicted of a felony or misdemeanor that
            involves fraud, dishonesty, theft, embezzlement, and/or an act of violence or moral turpitude, or plead guilty or no contest (or a similar plea) to any such felony or misdemeanor; or

                  (iii) You committed an act or an omission that constitutes fraud, material negligence, or material willful misconduct in connection with your employment by Broadcom.

            3. Good Reason. After the occurrence of an Event you may terminate your employment for Good Reason. For purposes of the Program, "Good Reason" shall mean:

                  (i) Except as you may agree in writing, a change in your
            position (including status, offices, titles and reporting requirements) with Broadcom that materially reduces your authority, duties or responsibilities as in effect on the first day of the Term, or any other action by Broadcom which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Broadcom promptly after Broadcom receives your notice thereof;

                  (ii) Reduction by more than fifteen percent (15%) by Broadcom in your base salary as in effect on the first day of the Term or as the same may be increased from time-to-time, in each case; provided, however, that a reduction in your base salary that is part of a broad-based reduction in base salaries for management employees and pursuant to which your base salary is not reduced by a greater percentage than the reductions applicable to other management employees shall not constitute Good Reason;

                  (iii) The taking of any action by Broadcom (including the
            elimination of benefit plans without providing substitutes therefore or the reduction of your benefits thereunder) that would materially diminish the aggregate value of your cash incentive awards and other fringe benefits, including executive benefits and perquisites from the levels in effect on the first day of the Term by more than fifteen percent (15%); provided, however, that (i) a reduction in your cash awards or benefits that is part of a broad-based reduction in corresponding awards or benefits for management employees and pursuant to which your awards or benefits are not reduced by a greater percentage than the reductions applicable to other management employees, and (ii) a reduction in your cash incentive awards occurring as a result of your failure or Broadcom's failure to satisfy performance criteria applicable to such awards, shall not constitute Good Reason;

                  (iv) Broadcom's requiring you to be based at any office or location which increases the distance from your home to the office or location by more than fifty (50) miles from the distance in effect as of the first day of the Term;

                  (v) Any purported termination by Broadcom of your employment otherwise than pursuant to a Notice of Termination; or

                  (vi) Any failure by Broadcom to comply with and satisfy
            Section 10 of this Appendix after receipt of written notice from you of such failure and a reasonable cure period of not less than thirty
            (30) days.

            4. Death. Your employment shall terminate automatically upon your death.

            5. Disability. If your Disability occurs during the Term and no reasonable accommodation is available to permit you to continue to perform the essential duties and responsibilities of your position, Broadcom may give you written notice of its intention to terminate your employment. In such event, your employment with Broadcom shall terminate effective on the 30th day after you receive such notice (the "Disability Effective Date"), provided that, within the 30 days after such receipt, you shall not have returned to performing your duties. For purposes of the Program, "Disability" shall mean your absence from your duties with Broadcom on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness which is both (i) determined to be total and permanent by two (2) physicians selected by Broadcom or its insurers and acceptable to you or your legal representative, and (ii) entitles you to the payment of long-term disability benefits from Broadcom's long-term disability plan commencing immediately upon the Disability Effective Date.

            6. Notice of Termination. For purposes of the Program, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, except in the case of a termination by you without Good Reason, shall be not more than thirty days after the giving of such notice). The description set forth in any Notice of Termination shall constitute the exclusive set of facts and circumstances upon which the party may rely to attempt to demonstrate that Cause or Good Reason (as the case may be) for such termination existed.

             7. Date of Termination. "Date of Termination" means (i) if your employment is terminated by Broadcom or by you for any reason other than death or Disability, the date of receipt of the Notice of Termination or a later date (within the limit set forth in the definition of Notice of Termination) specified therein, as the case may be, and (ii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date, as the case may be.

            8. Non-exclusivity of Rights. Nothing in the Program shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by Broadcom or any of its affiliated companies and for which you may qualify, nor, subject to Subsection (2) of the accompanying letter, shall anything herein limit or otherwise affect such rights as you may have under any contract or agreement with Broadcom or any of its affiliated companies. Amounts which are vested benefits or which you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Broadcom or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by the Program.

            9.    Full Settlement.

            (a) Except as specifically set forth in this Appendix or the accompanying letter, Broadcom's obligation to make the payments provided for in the Program and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Broadcom may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of the Program and, except regarding certain medical and welfare benefits as provided in Subsection (5) of the accompanying letter, such amounts shall not be reduced whether or not you obtain other employment.

            (b) To be eligible to receive the payments and benefits under the Program, you must, effective upon termination of employment, execute a general release (in a form acceptable to Broadcom) in favor of Broadcom and its subsidiaries, officers, directors, employees, and agents which shall cover all claims you may have relating to your employment with Broadcom and the termination of that employment, other than claims relating to any benefits to which you become entitled under the Program. You must also be and remain in material compliance with your obligations to Broadcom pursuant to the Confidentiality and Invention Assignment Agreement during and subsequent to the Term.

            10.   Successors.

            (a) The Program is personal to you and without the prior written consent of Broadcom shall not be assignable by you otherwise than by will or the laws of descent and distribution. The Program shall inure to the benefit of and be enforceable by your legal representatives.

            (b) The Program shall inure to the benefit of and be binding upon Broadcom and its successors and assigns.

            (c) Broadcom will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Broadcom to assume expressly and agree to perform its obligations under the Program in the same manner and to the same extent that Broadcom would be required to perform it if no such succession had taken place. As used in the Program, "Broadcom" shall include any successor to its business and/or assets as aforesaid which assumes and agrees to perform the obligations created by the Program by operation of law, or otherwise.

            11. Mandatory Arbitration. ANY AND ALL DISPUTES OR CONTROVERSIES BETWEEN YOU AND BROADCOM ARISING OUT OF, RELATING TO OR OTHERWISE CONNECTED WITH THIS AGREEMENT OR THE BENEFITS PROVIDED UNDER THE PROGRAM AS SET FORTH HEREIN OR THE VALIDITY, CONSTRUCTION, PERFORMANCE OR TERMINATION OF THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY BINDING ARBITRATION TO BE HELD IN THE

COUNTY IN WHICH YOU ARE (OR HAVE MOST RECENTLY BEEN) EMPLOYED BY BROADCOM
(OR ANY PARENT OR SUBSIDIARY) AT THE TIME OF SUCH ARBITRATION. THE ARBITRATION PROCEEDINGS SHALL BE GOVERNED BY (i) THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION AND
(ii) THE FEDERAL ARBITRATION ACT. THE ARBITRATOR SHALL HAVE THE SAME, BUT NO GREATER, REMEDIAL AUTHORITY AS WOULD A COURT HEARING THE SAME DISPUTE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION AND SHALL BE IN LIEU OF THE RIGHTS THOSE PARTIES MAY OTHERWISE HAVE TO A JURY TRIAL; PROVIDED, HOWEVER, THAT SUCH DECISION SHALL BE SUBJECT TO CORRECTION, CONFIRMATION OR VACATION IN ACCORDANCE WITH THE PROVISIONS AND STANDARDS OF APPLICABLE LAW GOVERNING THE JUDICIAL REVIEW OF ARBITRATION AWARDS. THE PREVAILING PARTY IN SUCH ARBITRATION, AS DETERMINED BY THE ARBITRATOR, AND IN ANY ENFORCEMENT OR OTHER COURT PROCEEDINGS, SHALL BE ENTITLED, TO THE EXTENT PERMITTED BY LAW, TO REIMBURSEMENT FROM THE OTHER PARTY FOR ALL OF THE PREVAILING PARTY'S COSTS (INCLUDING BUT NOT LIMITED TO THE ARBITRATOR'S COMPENSATION), EXPENSES AND ATTORNEY'S FEES. JUDGMENT SHALL BE ENTERED ON THE ARBITRATOR'S DECISION IN ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER OF SUCH DISPUTE OR CONTROVERSY. NOTWITHSTANDING THE FOREGOING, EITHER PARTY MAY IN AN APPROPRIATE MATTER APPLY TO A COURT PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8, OR ANY COMPARABLE STATUTORY PROVISION OR COMMON LAW PRINCIPLE, FOR PROVISIONAL RELIEF, INCLUDING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION. TO THE EXTENT PERMITTED BY LAW, THE PROCEEDINGS AND RESULTS, INCLUDING THE ARBITRATOR'S DECISION, SHALL BE KEPT CONFIDENTIAL.

            12. Governing Law. The laws of California shall govern the validity and interpretation of the Program, without regard to conflicts of laws.

            13. Captions. The captions of this Appendix are not part of the provisions of the Program and shall have no force or effect.

            14. Amendment. The Program may not be amended or modified with respect to you other than by a written agreement executed by you and Broadcom or your and their respective successors and legal representatives.

            15. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed (if to you) at the address you last provided in writing to Broadcom, and if to Broadcom, as follows:

            Broadcom Corporation
            16215 Alton Parkway
            Irvine, California 92618
            Attention: Chief Executive Officer


Notice and communications shall be effective when actually received by the addressee. Neither your failure to give any notice required by the Program, nor defects or errors in any notice given by you, shall relieve Broadcom of any corresponding obligation under the Program unless, and only to the extent that, Broadcom is actually and materially prejudiced thereby.

            16. Severability. The invalidity or unenforceability of any provision of the Program shall not affect the validity or enforceability of any other provision of the Program.

            17. Withholding Taxes. Broadcom may withhold from any amounts payable under the Program such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            18. No Waiver. Your failure or Broadcom's failure to insist upon strict compliance with any provision hereof or any other provision of the Program or the failure to assert any right you or Broadcom may have hereunder, including, without limitation, your right to terminate employment for Good Reason shall not be deemed to be a waiver of the application of such provision or right with respect to any subsequent event or the waiver of any other provision or right of the Program.